EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in (i) Registration Statement No. 33-19309 on Form S-8 pertaining to Big Lots, Inc. Savings Plan and Trust, (ii) Post Effective Amendment No. 1 to Registration Statement No. 33-19309 on Form S-8 pertaining to Big Lots, Inc. Savings Plan and Trust, and (iii) Post Effective Amendment No. 2 to Registration Statement No. 33-19309 on Form S-8 pertaining to Big Lots, Inc. Savings Plan and Trust, of our report dated June 25, 2004, appearing in this annual report on Form 11-K of Big Lots, Inc. Savings Plan and Trust, for the year ended December 31, 2003.

Deloitte & Touche LLP
Dayton, Ohio
June 25, 2004